Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-293905, 333-285579, 333-285577, 333-277721, 333-270338, 333-225556-01, 333-257819-01, 333-263043-01 and 333-263042-01 on Form S-8 and Nos. 333-279073 and 333-277751 on Form S-3 of Zymeworks, Inc. of our report dated March 23, 2026, relating to the consolidated financial statements of Theravance Biopharma, Inc. as of and for the years ended December 31, 2025 and 2024 appearing in this Current Report on Form 8-K/A of Zymeworks, Inc.

/s/ Ernst & Young LLP

San Mateo, California

November 9, 2026